Exhibit 10(a)88

                       RETENTION AGREEMENT



This Agreement ("Agreement") is entered into between Entergy Services, Inc. ("Employer"), a Delaware corporation having its offices in New Orleans, Louisiana, and Horace S. Webb ("Executive"), an individual residing in New Orleans, Louisiana. The effective date of this Agreement shall be the date upon which both parties have executed this Agreement, whether in multiple originals or otherwise ("Effective Date").

     WHEREAS, Executive is currently employed by Employer, a System employer, and serves in the position of Senior Vice
President, External Affairs;

     WHEREAS, Entergy Corporation ("Company") has entered into an Agreement and Plan of Merger, by and among Company, FPL Group, Inc., WCB Holding Corp. (the "Merged Entity"), Ranger Acquisition Corp. and Ring Acquisition Corp.. dated as of July 30, 2000 (the "Ring-Ranger Merger Agreement");

     WHEREAS, Employer desires to advance the interests of the System by encouraging the continued attention and dedication of Executive to his assigned duties, without distraction, prior to the consummation of the transactions contemplated by the Ring-Ranger Merger Agreement;

     WHEREAS, Executive and Employer agree that this Agreement supercedes any other System Company employment offers, agreements or contracts Executive may have received or entered into prior to the execution of this Agreement, which prior offers, agreements or contracts Executive acknowledges are without effect, except as otherwise explicitly provided in this Agreement;

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, Employer and Executive agree as follows:

1.Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section of this Agreement, except as otherwise set forth in the Agreement or unless a different meaning is plainly required by the context in which the term is used.

2.Covenants Summarized. Employer and Executive covenant as follows:

  2.1 Employer's Covenants. In order to induce Executive to remain within the System, Employer agrees, under the conditions described herein, to pay Executive the compensation and benefits described herein upon the circumstances described in Sections 3 and 4 of this Agreement. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Executive and Employer, Executive shall not have any right to be retained in the employ of any System Company.

  2.2  Executive's Covenants. Executive agrees to the following:

       A.For  a  period  of  two  years  following  the  Date  of
          Termination, Executive shall not engage in any employment or other activity (without the prior written consent of Executive's System Company employer) either in his individual capacity or together with any other person. corporation. governmental agency or body, or other entity, that is
          (i) with an entity listed in the Standard & Poor's Electric Index or the Dow Jones Utilities Index; or
          (ii) in competition with, or similar in nature to, any business conducted by any System Company at any time during such period, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such period. In the event of any violation by Executive of this paragraph A of subsection 2.2, Executive shall repay to Executive's System Company employer, within 5 business days of Executive's System Company employer's written request therefor, any amounts previously paid to him pursuant to Section 4, and Executive shall have no further entitlement to receive any additional payments or benefits under such subsection.

       B.For  a  period  of  two  years  following  the  Date  of
          Termination, Executive agrees not to take any action or make any statement, written or oral, to any current or former employee of any System Company, or to any other person, which disparages any System Company, its management, directors or shareholders, or its practices, or which disrupts or impairs their normal operations, including actions or statements
          (i) that would harm the reputation of any System Company with its clients, suppliers, employees or the public; or (ii) that would interfere with existing or prospective contractual or employment relationships with any System Company or its clients, suppliers or employees. In the event of any violation by Executive of this paragraph B of this subsection 2.2, Executive shall repay to Executive's System Company employer, within 5 business days of Executive's System Company employer's written request therefor, any amounts previously paid to him pursuant to Section 4, and Executive shall have no further entitlement to receive any additional payments or benefits under such subsections.

3.Termination Other than Because of a Qualifying Event.

  3.1 Forfeiture. Upon the occurrence of any one of the following events, Executive shall not be entitled to compensation and benefits that might otherwise have become payable to Executive under this Agreement, and Executive shall forfeit any and all future bonuses or other incentive compensation not yet paid to Executive at the date of such event:

       A. Executive voluntarily resigns his employment (other than for the purpose of transferring to another System Company) without Good Reason, in which case Executive shall be entitled to any monthly base salary that was earned by Executive prior to his resignation but not yet paid to Executive; or

       B.Executive is terminated by Executive's System Company employer for Cause. which termination shall be immediately effective upon the giving of notice thereof to Executive, or at such later time as the notice may specify; or

       C.Executive's System employment terminates prior to a Qualifying Termination because of either Executive's death or because Executive becomes disabled so as to entitle Executive to benefits under Executive's System Company employer's long-term disability plan or, if Executive is not eligible to participate in such plan, then Executive is permanently and totally unable to perform Executive's duties for Executive's System Company employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by the employer, in which case Executive or his estate (in the event of death) shall receive any monthly base salary that was earned by Executive prior to his death or disability but not yet paid to Executive.

  3.2 Sole Remedy. In the event of a termination event described in this Section 3, Executive's rights as outlined in this Section 3 are (i) Executive's sole and exclusive rights against Executive's System Company employer or any other System Company under this Agreement and (ii) the sole and exclusive liability to Executive by any System Company employer or other employer under this Agreement, in contract, tort, or otherwise, for any termination of the employment relationship. Executive covenants not to lodge against Executive's System Company employer or any other System Company any claim, demand, or cause of action based on termination of the employment relationship for any monies allegedly due under this Agreement other than those specified in this Section 3.

4.Qualifying Termination. The following provisions shall apply in the event Executive's System employment ends because of a Qualifying Termination.

  4.1 Compensation and Benefits. If Executive's employment is terminated due to a Qualifying Termination, then Executive shall be entitled to the following, provided, however, that to the extent Executive has received or is receiving any of the compensation or benefits described under this Section 4 of this Agreement, such compensation and benefits shall not be duplicated:

       A.Normal Post-Termination Compensation and Benefits; and

       B.Executive's Accrued Obligations, Three-Times Severance
          Payment, Supplemental Retirement Benefit, Target LTIIP
          Award, and Other EOP Awards.

  4.2 Gross-Up Payment. If any of the payments or benefits received or to be received by Executive (whether pursuant to Section 4 of this Agreement or any other plan, arrangement or agreement with any System Company) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, Executive's System Company employer shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

       A.For purposes of determining whether any of the Total
          Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Closing, Executive's System Company employer's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

       B.In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to Executive's System Company employer, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Executive's System Company employer shall make an additional

          Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within five (5)
          business  days  following the time that the  amount  of
          such  excess  is  finally  determined.  Executive   and
          Executive's System Company employer shall each reasonably cooperate with the other in connection with
          any administrative or judicial   proceedings  concerning
          the  existence   or amount of liability for Excise Tax
          with respect to  the Total Payments.

  4.3 Legal Fees. In the event of a Qualifying Termination, Executive's System Company employer also shall pay to Executive all legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder relating to the termination of Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by Section 4 of this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Any such payments shall be made within five (5) business days after delivery of Executive's written request for payment accompanied with such evidence of fees and expenses incurred as Executive's System Company employer reasonably may require.

5.Rabbi  Trust; Timing of Payments. No later than 180  days  from the execution of this Agreement, Executive's System Company employer may deposit in the Trust for Deferred Payments of Entergy Corporation and Subsidiaries ("Trust") an amount as determined by the Auditor to be necessary to pay all amounts that would be due under Section 4 of this Agreement if Executive experienced a Qualifying Termination event on the
  Effective Date of this Agreement. Executive's System Company employer may deposit such additional amounts as determined by the Auditor from time to time to be necessary to pay amounts due under Section 4 of this Agreement. The payments provided in Section 4 hereof shall be made no later than the fifth business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Executive's System Company employer shall pay to Executive on such day an esti mate, as determined in good faith by Executive's System Company employer or, in the case of payments under Section 4 hereof, in accordance with Section 4 hereof, of the minimum amount of such payments to which Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent Executive's System Company employer fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Executive's System Company employer to
  Executive, payable on the fifth business day after demand by Executive's System Company employer (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the
  Code). At the time that payments are made under Section 4 of this Agreement, Executive's System Company employer shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice Executive's System Company employer has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.Forfeiture of Compensation and Benefits. In addition to the provisions of subsection 2.2 of this Agreement, the benefits that become payable, or in which Executive vests, solely upon a Qualifying Termination, shall nonetheless be subject to forfeiture and repayment under the conditions outlined in this
  Section 6, as follows:

  A.without Executive's System Company employer's permission,
     Executive removes, copies, or fails to return, if he has already removed, any property belonging to one or all of the System Companies, including, but not limited to, the original or any copies of any records, computer flies or disks, reports, notes, documents, files, audio or video tapes, papers of any kind, or equipment provided by any one or all of the System Companies or created using property of or for the benefit of one or all of the System Companies;

  B.during Executive's employment and for 2 years thereafter.
     other than as authorized by a System Company or as required by law or as necessary for Executive to perform his duties for a System Company employer, Executive shall disclose to any person or entity any non-public data or information concerning any System Company, in which case Executive shall be required to repay any compensation and benefits previously received by him under Section 4 of this Agreement. Disclosure of information pursuant to subpoena, judicial process, or request of a governmental authority shall not be deemed a violation of this provision, provided that Executive gives the System Company immediate notice of any such subpoena or request and fully cooperates with any action by System Company to object to, quash, or limit such request; or

  C.Executive engages in any employment (without the prior written consent of Executive's System Company employer) either individually or with any person, corporation, governmental agency or body, or other entity in competition with, or similar in nature to, any business conducted by any System Company at any time within two (2) years commencing upon termination of employment, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such two- (2-) year period, in which case Executive shall be required to repay any compensation and benefits previously received by him under Section 4 of this Agreement.

7. Claim of Good Reason or Cause for Termination. With the exception of a determination of Cause in accordance with paragraph F.6. of Section 22 of this Agreement, for purposes of any determination under Article 4 of this Agreement regarding the existence of Good Reason or Cause for a Qualifying Termination, any position taken by Executive shall be presumed correct unless Executive's System Company employer establishes by clear and convincing evidence to the Committee that such position is not correct.

8. Settlement of Disputes; Arbitration.

   8.1 All claims by Executive for benefits under Section 4 of this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under Section 4 of this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to Executive for a review of the decision denying a claim and shall further allow Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that Executive's claim has been denied.

   8.2 Any further dispute or controversy arising under or in connection with Section 4 of this Agreement shall be settled exclusively by arbitration in the metropolitan area in which Executive resides on the Date of Termination (or the date that the Merger Agreement is terminated, as applicable) in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in Section 7 or, if applicable, paragraph F.6. of
        Section 22 of this Agreement shall be applied by the arbitrator(s). Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, Executive shall be entitled to seek specific performance of Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with
        Section 4 of this Agreement.

   8.3 Notwithstanding any other provision to the contrary, as a condition of receipt of the benefits under this
        Section 4, the Chief Executive Officer of Company may require Executive to remain employed for a period of time not to extend beyond the Closing, such employment to be on substantially the same terms and conditions as in effect on the date of execution of this Agreement.

9. Benefit Plans & Arrangements. Except as otherwise provided in subsection 9.2 and in Section 10 of this Agreement, the benefits provided under this Agreement shall in no way alter or affect the terms and conditions of any Company or other System Company sponsored employee benefit plans in which Executive may already participate, and Executive's eligibility to participate in any such qualified or non-qualified employee benefit plans and any welfare benefit plans shall continue to be determined in accordance with the terms and conditions of such plans, as may be amended from time to time.

   9.1 Unless specifically provided for in a written plan document properly adopted pursuant to such plan, none of the benefits or arrangements described in this Agreement shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Executive's
        System Company employer.

  9.2 Notwithstanding any other provision to the contrary, Executive acknowledges that benefits provided under this Agreement are in lieu of participation in, and any payment that might otherwise have been payable under, the Continuity Plan and any other System severance or retention plan, and Executive hereby waives any right to participate in such plans. Further, the Supplemental Retirement Benefit represents payment in lieu of all non-qualified supplemental retirement benefits to which Executive might otherwise be entitled under the PEP, other non-qualified plans, and any supplemental credited service granted Executive under the PEP or such other non-qualified plans, and by electing to receive the Supplemental Retirement Benefit, Executive hereby expressly waives any rights to benefits under the PEP, other non-qualified plans, and any supplemental credited service granted Executive under the PEP or such other non-qualified plans. Executive shall not require permission to retire and commence receipt of benefit payments.

10. Offset. In addition to the specific offset provisions of this Agreement and those of the PEP and Continuity Plan, in all cases, the compensation and cash severance benefits payable to Executive under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Executive may otherwise be entitled under any and all severance plans, or programs or policies of the terminating employer. Provided, however, that the Supplemental Retirement Benefit payable in accordance with the terms of this Agreement shall not be subject to this offset provision, and shall only be subject to the applicable offset provisions under the PEP used in calculating Executive's Supplemental Retirement Benefit.

11. Successors.

  11.1 In addition to any obligations imposed by law upon any successor to Executive's System Company employer, Executive's System Company employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Executive's System Company employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Executive's System Company employer would be required to perform it if no such succession had taken place. Failure of Executive's System Company employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Executive's System Company employer in the same amount and on the same terms as Executive would be entitled to hereunder if Executive were to experience a Qualifying Termination, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

  11.2 This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die after the occurrence of a Qualifying Event and while any amount would still be payable to Executive hereunder if Executive had continued to live (other than amounts which, by their terms, terminate upon the death of Executive), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

12. Provisions of Referenced Plans. To the extent this
    Agreement references or incorporates provisions of any other System Company plan and (a) such other plan is amended, supplemented, modified or terminated during the two-year period commencing on the date of a Potential Change in Control and (b) such amendment, supplementation, modification or termination adversely affects any benefit under this Plan, whether it be in the method of calculation or otherwise, then for purposes of this Agreement, the parties shall rely upon the version of such other plan in existence immediately prior to any such amendment, supplementation. modification or termination, unless such change is agreed to in writing and signed by the parties, or by their legal representatives and successors.

13. Notices. Any notice required under this Agreement shall be in writing and deemed received (a) on the date delivered if hand-delivered, or (b) on the fifth business day after being deposited in the mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be addressed as follows, unless changed otherwise by any party in accordance with the notice provisions of this
    Section:

     If to a System Company, addressed in care of:with copy to:

     Michael G. Thompson, Esq.          Gary C. Clary
     General Counsel                    Senior Vice-President, Human
     639 Loyola Avenue, 26th Floor      Resources and Administration
     New Orleans, LA 70113              639 Loyola Avenue, 14th Floor
                                        New Orleans, LA 70113

     If to Executive, addressed as follows:
     Horace S. Webb
     31 Cypress Point Lane
     New Orleans, LA 70131

14. Binding Agreement. Upon its Effective Date, this
    Agreement is binding upon Executive (and his or her heirs) and Employer (and its successors, agents, heirs or assigns).
    Executive expressly acknowledges the right of Employer to assign this Agreement and Executive's employment to any successor entity.

15. Nonassignability. This Agreement or the right to receive benefits hereunder may not be assigned, encumbered or alienated by Executive in any manner.

16. Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

17. Headings. Section headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

18. No Waiver. Failure of either party to give notice of any breach by the other party of, or failure to require compliance with, any condition or provision of this Agreement shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19. No Inducements. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the System Company employment of Executive that is not contained in this Agreement shall be valid or binding.

20. Modifications and Waivers. This Agreement contains the entire understanding between Executive and Employer relating to System Company employment, unless otherwise specifically provided as in the case of written company policies promulgated by, and in the applicable written benefit plans and programs of, Company or any other System Company. No provision of this Agreement may be modified, amended or waived except in a writing signed by both parties. The waiver by either party of a breach of any provision of this Agreement shall not operate to waive any subsequent breach of the Agreement.

21. Severability. Should any part of this Agreement be found to be invalid or in violation of law, such part shall be of no force and effect and the rest of this Agreement shall survive as valid and enforceable to the fullest extent permitted by law.

22. Definitions. For purposes of this Agreement, the following terms shall have the meanings hereinafter indicated, except as otherwise set forth in the Agreement or unless a different meaning is plainly required by the context in which the term is used.

  A."Accrued Obligations" shall mean Executive's Annual Base
     Salary through the Date of Termination to the extent not theretofore paid, together with all unpaid compensation and benefits payable to Executive through the Date of Termination under the terms of Employer's compensation and benefit plans. programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

  B."Annual Base Salary" shall mean the highest rate of annual base salary payable to Executive by the System at any time on or after the Effective Date of this Agreement.

  C."Auditor" shall have the meaning set forth in paragraph A of subsection 4.2 of this Agreement.

  D."Base Amount" shall have the meaning set forth in section
     280G(b)(3) of the Code.

  E."Board" shall mean the Board of Directors of Company.

  F."Cause"   for  termination  by  Executive's  System   Company
     employer of Executive's employment shall mean:

       1.willful   and   continuing  failure  by   Executive   to
         substantially perform Executive's duties (other than such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Executive by the Executive's System Company employer's board, which demand specifically identifies the manner in which the board believes that the Executive has not substantially performed Executive's duties; or

       2.the willful engaging by the Executive in conduct which is demonstrably and materially injurious to any System
         Company, monetarily or otherwise; or

       3.conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which has or may have a material adverse affect on Executive's ability to carry out Executive's duties or upon the reputation of any System Company; or

       4.a  material  violation  by Executive  of  any  agreement
         Executive has with a System Company, including, without limitation, violation of Section 6 this Agreement; or

       5.unauthorized disclosure by Executive of the confidences of any System Company; or

       6.Executive's willful failure, as determined by  J.  Wayne
         Leonard, the Company's Chief Executive Officer as of the date hereof, to support and use Executive's best efforts to facilitate the consummation of the transactions contemplated by the Merger Agreement (until the Merger Agreement may be terminated) in accordance with Company directives; provided, however, that it shall not be Cause for termination under this clause for Executive, in good faith, to discuss with members of the Board, the Chief Executive Officer of Company, or peer senior executives of Company, Executive's concerns with, suggestions regarding, or proposed improvements to, the merger implementation process.

       For purposes of clauses 1 and 2 of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

  G."Closing"   shall   mean  the  earlier  to   occur   of   (1)
     consummation of the transactions contemplated by the Ring-Ranger Merger Agreement or (2) the occurrence of a "Change in Control" (as defined in the Continuity Plan in effect on the date hereof).

  H."Code" shall mean the Internal Revenue Code of 1986. as amended from time to time.

  I."Committee" shall mean (1) the individuals who, on  the  date hereof, constitute the Personnel Committee of the Board, plus (2) in the event that fewer than three individuals are available from the group specified in clause (1) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause
     (2)).

  J."Company" shall mean Entergy Corporation and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

  K."Continuity   Plan"   shall   mean   the   System   Executive
     Continuity Plan of Entergy Corporation and Subsidiaries.

  L."Date  of Termination" shall mean the date specified  in  the
     Notice of Termination (which in the case of termination by the System Company employer, shall not be less than thirty
     (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

  M."EAIP"   shall  mean  Executive  Annual  Incentive  Plan   of
     Entergy Corporation and Subsidiaries, or any successor or replacement plan.

  N."Effective  Date"  shall  mean  the  date  upon  which   both
     parties have executed this Agreement.

  O."EOP"  shall  mean  the  Equity  Ownership  Plan  of  Entergy
     Corporation   and   Subsidiaries,  or   any   successor   or
     replacement plan.

  P."Excise  Tax"  shall  mean  any  excise  tax  imposed   under
     section 4999 of the Code.

  Q."Good   Reason"  shall  mean  the  occurrence,  without   the
     Executive's  express  written  consent,  of   any   of   the
     following events:

     1.the  substantial reduction or alteration in the nature  or status of Executive's duties or responsibilities from those in effect on the date immediately preceding the
       Effective   Date  of  this  Agreement,   other   than   an
       insubstantial and inadvertent act that is remedied by Executive's System Company employer promptly after receipt of notice thereof given by Executive and other than any such alteration primarily attributable to the fact that Entergy Corporation may no longer be a public company;

     2.a  reduction  of five percent (5%) or more in  Executive's
       base   salary   as  in  effect  on  the  date  immediately
       preceding the Effective Date of this Agreement, which shall be calculated exclusive of any bonuses, overtime, or other special payments, but including the amount, if any, Executive elects to defer under: (i) a cash or deferred arrangement qualified under Code Section 401(k);
       (ii) a cafeteria plan under Code Section 125; (iii) the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries, or any successor or replacement plan; and
       (iv) any other nonqualified deferred compensation plan, agreement, or arrangement in which Executive may hereafter participate or be a party;

3.requiring Executive to be based at a location outside of the continental United States and other than his primary work location as it existed on the date immediately preceding the Effective Date of this Agreement, except for required travel on business of any System Company to an extent substantially consistent with Executive's present business obligations;

4.failure by Executive's System Company employer to continue in effect any compensation plan in which Executive participates immediately prior to the Effective Date of this Agreement which is material to Executive's total compensation, including but not limited to compensation plans in effect, including stock option, restricted stock, stock appreciation right, incentive compensation, bonus and other plans or any substitute plans adopted prior to the Effective Date of this Agreement, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Executive's System Company employer to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Effective Date of this Agreement;

5.failure by Executive's System Company employer to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of Executive's System Company employer's pension, savings, life insurance, medical, health and accident, or disability plans in which Executive was participating immediately prior to the Effective Date of this Agreement, the taking of any other action by Executive's System Company employer which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Effective Date of this Agreement. or the failure by Executive's System Company employer to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with the System in accordance with Executive's System Company employer's normal vacation policy in effect immediately prior to the Effective Date of this Agreement; or

6.any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; for purposes of this Agreement, no such purported termination shall be effective in depriving Executive of the right to terminate employment for Good Reason.

Executive' s right to terminate his employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

   R."Gross-Up Payment" shall have the meaning set forth in subsection 4.2 of this Agreement.

   S."LTIP" shall mean the Long Term Incentive Program of the EOP, or any successor or replacement long-term incentive program.

   T."Merger   Agreement"  shall  mean  the  Ring-Ranger  Merger
      Agreement or any other agreement, the consummation of the transactions contemplated by which would constitute a "Change in Control" under the Continuity Plan as in effect on the date hereof.

   U."Merger Termination Date" shall mean the date on which the Ring-Ranger Merger Agreement is terminated in accordance with its terms.

   V."Normal  Post-Termination Compensation and Benefits"  shall mean Executive's normal post-termination compensation and benefits as such payments become due, and determined under, and paid in accordance with, Executive's System Company employer's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

   W."Notice  of Termination" shall mean a notice  that  shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the terminating employer's board of directors at a meeting of such board of directors which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before that board) finding that, in the good faith opinion of the board, Executive was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

   X."Other EOP Awards" shall mean the vesting of, and lapse of restrictions on, all restricted shares, stock options, and other awards (excluding awards under the LTIP) granted under the EOP, as applicable, granted to Executive prior to the Date of Termination, to the extent such shares, options or other awards have not already vested or restrictions thereon have not yet lifted.

  Y."PEP"  shall  mean the Pension Equalization Plan of  Entergy
     Corporation and Subsidiaries.

   Z."Potential  Change in Control" shall have  the  meaning  of
     such   term  as  defined  in  the  Continuity  Plan,  which
     definition is hereby incorporated into this Agreement by reference.

  AA."Qualifying  Termination"  shall  mean  a  termination   of
      Executive's employment (i) by Executive for Good Reason at any time prior to the earlier of termination of the Merger Agreement or the second anniversary date of the Closing; or (ii) by Executive's System Company employer other than for Cause at any time prior to the earlier of termination of the Merger Agreement or the second anniversary date of the Closing.

  BB."Ring-Ranger Closing Date" shall mean the date of closing of the Ring-Ranger Merger Agreement.

  CC."Ring-Ranger Merger Agreement" shall mean the Agreement and Plan of Merger by and among FPL Group, Inc., Entergy Corporation, WCB Holding Corp., Ranger Acquisition Corp. and Ring Acquisition Corp. dated as of July 30, 2000.

  DD."Supplemental  Retirement Benefit"  shall  mean  a  benefit equal to the PEP benefit payable to Executive, as calculated under the terms of the PEP and Executive's PEP Participant Application, which terms and provisions are hereby incorporated by reference, but with the following adjustments to the calculation of the benefit otherwise payable under the PEP: (i) Executive shall be entitled to a terminated vested benefit; (ii) Executive shall be entitled to the present value of the terminated vested benefit, payable in a lump sum in accordance with Section 5 of this Agreement; (iii) the benefit shall be calculated by applying the 1983 General Accounting Mortality Table and a 6.15% discount rate; and (iv) the value of the benefit shall in no event be less than ONE MILLION ONE HUNDRED TEN THOUSAND SEVEN HUNDRED THIRTY-FOUR DOLLARS AND NO CENTS ($1,110,734.00).

 EE."System" shall mean Company and all other System Companies.

 FF."System Company(ies)" shall mean Company and any other corporation 80% or more of whose stock (based on voting power or value) is owned directly or indirectly by Company and any partnership or trade or business which is 80% of more controlled, directly or indirectly, by Company, and any successor to the business and/or assets of any such entity.

 GG."Target LTIP Award" shall mean the number of performance shares or performance share units, as applicable, that Executive shall be entitled to receive under the LTIP with respect to any performance period (as defined in the applicable program or plan) that includes the Date of Termination, such number to be determined as if Executive satisfied the remaining performance requirements and was entitled to the target pay out level under the LTIP with respect to such performance periods.

 HH."Tax Counsel" shall have the meaning set forth in paragraph
     A of subsection 4.2 of this Agreement.

  II."Three-Times Severance Payment" shall mean a lump  sum  cash payment equal to three times the sum of (1) Executive's Annual Base Salary and (2) Executive's highest maximum annual bonus opportunity under the EAIP for any fiscal year ending after the Effective Date. The Three-Times Severance Payment shall in no event be less than TWO
     MILLION ONE HUNDRED EIGHTY-FOUR THOUSAND DOLLARS and NO CENTS ($2,184,000.00). The Three-Times Severance Payment
     shall be in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination (if any) and in lieu of any retention, severance, termination or similar benefit otherwise payable to Executive under any plan, program, arrangement or agreement of or with any System Company.

  JJ."Total Payments" shall mean those payments described in subsection 4.2 of this Agreement.

  IN WITNESS WHEREOF, Employer and Executive have duly executed this Agreement on the dates indicated below, which Agreement may be executed in multiple originals, to be effective on the Effective Date.


ACCEPTED BY EMPLOYER:                   ACCEPTED BY EXECUTIVE:
Entergy Services, Inc.
by its Duly Authorized Agent:


/s/ C. Gary Clary                       /s/ Horace S. Webb
 C. Gary Clary                          Horace S. Webb
 Senior Vice-President, Human           Social Security No. ________________
 Resources and Administration           Executed this ___day of ____, 2001.
 Executed this ___ day of ____, 2001.